EXHIBIT 99.1





                                AGREEMENT OF SALE






         THIS AGREEMENT OF SALE dated as of July 31, 1998 (this "Agreement"), by and among:

                  SUMMIT BANK (f/k/a United Jersey Bank, together with its successors and assigns, the "Bank") having an office at 750 Walnut Street, Cranford, New Jersey 07016;

                  BEN RICKERT, INC. (which sometimes does business under the fictitious name of "Parfums Privilege"), a New Jersey corporation (either in its own name or doing business as "Parfums Privilege," the "Company") having its principal place of business at 359 Newark Pompton Turnpike, Wayne, New Jersey 07470;

                  ESTATE OF BEN RICKERT (the successor in interest to Ben Rickert, the "Rickert Guarantor"), having an address c/o Ben Rickert, Inc., 359 Newark Pompton Turnpike, Wayne, New Jersey 07470;

                  KIT E. CALLIGARO, an individual having an address at 48 Hoot Owl Terrace, Kinnelon, New Jersey 07405 (the "Calligaro Guarantor");

                  DOUGLAS RICKERT, an individual having an address at 565 Covington Place, Wyckoff, New Jersey 07481 (the "Doug Guarantor");

                  A.E. ("CAL") CALLIGARO, having an address at 48 Hoot Owl Terrace, Kinnelon, New Jersey 07405 (the "Cal Guarantor");

                  BEN RICKERT CORP., a Delaware corporation (the "Purchaser") having its principal place of business at 509 Madison Avenue, Suite 804, New York, New York 10022; and

                  AZUREL LTD, a Delaware corporation (the "Stockholder") having its principal place of business at 509 Madison Avenue, Suite 804, New York, New York 10022.




                                WITNESSETH THAT:

                  WHEREAS, the Bank and Company entered into a certain loan and security





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agreement dated as of March 31, 1989, as amended (as so amended, the "Loan
Agreement"; all capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Agreement), pursuant to which the Bank agreed to make the Revolving Loan (less any outstanding amounts under Letters of Credit and the amount of any payments by the Bank under any Letter of Credit) in the aggregate principal amount of up to $4,000,000 to the Company; and


                  WHEREAS, as security for (i) the repayment of amounts due under the Revolving Note, (ii) the performance by the Company under the Loan Agreement and (iii) the Company's guaranty of the Bank's loan to Ben Rickert, the Company granted to the Bank the security interests in the collateral as set forth in the Loan Agreement and the other Loan Documents; and


                  WHEREAS, to assure (i) repayment of amounts due under the Loan Agreement and the Revolving Note and (ii) the performance by the Company under the Loan Documents, the Rickert Guarantor, the Calligaro Guarantor, the Doug Guarantor and the Cal Guarantor executed guaranty agreements in favor of the Bank; and


                  WHEREAS, in connection with a certain loan made by the Bank to Ben Rickert as evidenced by the Revised Real Estate Note (as since assumed by the Calligaro Guarantor), the Company executed and delivered to the Bank the Revised Company Guaranty, pursuant to which the Company unconditionally guarantied to the Bank the payment of all amounts due by Ben Rickert (and the Calligaro Guarantor) under the Revised Real Estate Note;


                  WHEREAS, various defaults (the "Defaults") exist under the Loan Agreement and the other Loan Documents and, pursuant to the Fifth Forbearance Agreement, the Bank agreed to refrain and forbear from exercising its rights and remedies provided or otherwise granted under the Loan Agreement and the other Loan Documents, including without limitation the Real Estate Loan Documents, until July 15, 1998 provided the terms and provisions of the Fifth Forbearance Agreement were adhered to;


                  WHEREAS, the Company, the Calligaro Guarantor (both in her capacity as guarantor and as maker of the Revised Real Estate Note), the Doug Guarantor and the Cal Guarantor shall sometimes be collectively referred to herein as the "Obligors"; and


                  WHEREAS, as a result of the Defaults, the Company and the Guarantors have agreed that, pursuant to N.J.S.A. 12A:9-503 of the New Jersey Uniform Commercial Code (the "Code") the Bank may take possession on the Closing Date (as hereinafter defined) of all Accounts, Inventory, machinery and equipment (to the extent same does not constitute real property and except for item (c) on Schedule 1 to the Officer's Certificate of Ben Rickert, Inc. dated July 31, 1998 delivered in connection with this Agreement), and all proceeds of any of the foregoing (collectively, the "Collateral") and cause same to be sold to Purchaser on the terms hereinafter set forth at a private sale pursuant to N.J.S.A. 12A:9-504 of the Code;


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

                  WHEREAS, the Purchaser has agreed to purchase from the Bank the Collateral subject to the terms and conditions of this Agreement;


                  NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto hereby agree as follows:

                  INCORPORATION OF RECITALS. The foregoing recitals are hereby incorporated into this Agreement.





                                    ARTICLE I
                                   DEFINITIONS


                                                         .





                  FOR THE PURPOSES OF THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS INDICATED BELOW:


1.1. "AGREEMENT" MEANS THIS AGREEMENT, INCLUDING ALL ADDENDA, EXHIBITS AND SCHEDULES AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR MODIFIED.


1.2.   "CLOSING DATE" MEANS THE DATE ON WHICH ALL PARTIES EXECUTE THIS
       AGREEMENT.


1.3.   "CLOSING" IS DEFINED IN SECTION 2.2 OF THIS AGREEMENT.


1.4.   "EARNEST MONEY" IS DEFINED IN SECTION 2.3(A) OF THIS AGREEMENT.


1.5. "PERSON" MEANS AN INDIVIDUAL, CORPORATION, LIMITED PARTNERSHIP, GENERAL PARTNERSHIP, LIMITED LIABILITY ENTITY, JOINT VENTURE, ASSOCIATION, JOINT STOCK COMPANY, TRUST, UNINCORPORATED ORGANIZATION, OR GOVERNMENT OR ANY AGENCY OR SUBDIVISION THEREOF.

1.6.   "PURCHASE PRICE" MEANS $1,500,000.00.





                                   ARTICLE II
                       PURCHASE AND SALE OF THE COLLATERAL


2. 2.1. PURCHASE AND SALE OF COLLATERAL. FOR valuable consideration, the sufficiency of which is hereby acknowledged, subject to the terms, provisions and conditions of this Agreement, Bank hereby agrees to sell, assign and convey unto Purchaser and Purchaser hereby agrees to purchase and accept from Bank on the Closing Date, without recourse, and without representations, warranties or covenants of any kind, the Collateral.


        Except as may be otherwise set forth in this Agreement, this sale of the Collateral is

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made by the Bank WITHOUT ANY REPRESENTATIONS OR WARRANTIES whatsoever, whether expressed, implied or imposed by law, and is made WITHOUT RECOURSE to the Bank or any affiliate of Bank. Without limitation, (i) the sale of Collateral is made WITHOUT any warranties described in N.J.S.A. 12A:3-417 of the Code, and (ii) the sale of the Collateral is made WITHOUT any representations or warranties with respect to the genuineness, title, legality, validity, or enforceability of any of the documents, instruments and agreements which relate to any Collateral or the completeness of any information or its sources of information contained in this Agreement or the Collateral, including without limitation any reports or other information provided by third party professionals. The Purchaser acknowledges and agrees that the Bank has made no representations or warranties as to title to or existence of liens on the Collateral or whether any of the documents, instruments and agreements evidencing the Collateral may be assigned by the Bank to the Purchaser, or as to the validity, sufficiency or enforceability of any of the documents, instruments and agreements relating to the any of the Collateral as same will be assigned to the Purchaser. The sale of the Collateral is made further WITHOUT any representations or warranties with respect to the collectability of any amount owed to the Company or the Bank and is further made WITHOUT any representations or warranties with respect to the financial condition of any account debtor or the title to or the existence of any liens or encumbrances on the Collateral or compliance with the Code. The Purchaser further acknowledges and agrees that the Bank has not made any representation or warranty as to the existence, value, condition, title, existence of liens or encumbrances or any other matter whatsoever as to of any Collateral.




2.2. CLOSING. Bank and Purchaser agree that time is of the essence under this Agreement and that the Closing of the purchase and sale of the Collateral (the "Closing") shall be held on the Closing Date at the offices of the Bank at 750 Walnut Avenue, Cranford, New Jersey 07016 or at such other place as is selected by Bank and reasonable notice of which is given to Purchaser.


2.3. PAYMENT OF PURCHASE PRICE. (a) On the Closing Date, the Purchaser and the Stockholder shall pay to the Bank, in U.S. Dollars, either in cash or by wire transfer in immediately available funds, the Purchase Price as follows:


     (i) the sum of $150,000.00 (the "Initial Payment"). The Initial Payment shall, be non-refundable and shall be credited against the outstanding balance of the Revolving Note; and


     (ii) the balance of the Purchase Price shall be payable pursuant to the terms of a Promissory Note substantially in the form of Exhibit A, annexed hereto (the "Note") pursuant to which Purchaser and Stockholder shall jointly and severally agree to pay to the order of the Bank, the sum of $1,350,000.00 on or before October 30, 1998 (the "Maturity Date"), with interest only payable monthly until the Maturity Date at the Base Rate of the Bank plus one (1%) percent. Monthly


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



          payments of interest made pursuant to the Note shall be credited against the Company's monthly obligations under the Revolving Note. Upon payment in full of the Note on the Maturity Date, the Bank will discharge its liens against the Collateral.


     (iii) Purchaser and Stockholder agree that in addition to this Agreement and the Note, they shall execute a security agreement, subordination agreement and financing statements on Form UCC- 1, all in form acceptable to the Bank, to evidence and/or secure such indebtedness (collectively with the Note and this Agreement, the "Settlement Documents").


    (b) Purchaser and Stockholder jointly and severally acknowledge and agree that, subject to satisfaction of the conditions precedent to Closing and performance by Bank hereunder, all of Purchaser's and Stockholder's obligations under this Agreement and the other Settlement Documents shall be absolute and unconditional under any and all circumstances and the amounts evidenced by the Note and all other amounts payable by Purchaser and Stockholder under this Agreement shall be paid without notice or demand and without any abatement, reduction, suspension, diminution, deferral, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any abatement, reduction, suspension, diminution, deferral, setoff, defense, counterclaim or recoupment due or alleged to be due to, or by reason of, any past, present or future claims which Purchaser and/or Stockholder may have against the Company, the Bank, any other Obligor or any other Person or entity, either under this Agreement or otherwise, for any reasons whatsoever; nor, be otherwise affected for any reason whatsoever, including any defect of title in or damage to or loss of possession or loss of use or destruction of the Collateral or any part or item thereof, any liens or rights of others with respect to the Collateral or any part or item thereof, any prohibition or interruption of or other restriction against Purchaser's or Stockholder's use, operation or possession of the Collateral or any part or item thereof, or any interference with such use, operation or possession by any person or entity (including without limitation confiscation, requisition or other taking by any governmental authority, any person acting under governmental authority or otherwise, or action of any public or private person whether by eviction by paramount title or for any other reason whatsoever), the invalidity or unenforceability or lack of due authorization of this Agreement, or any other agreement executed in connection herewith, any defect in the title to, compliance with plans or specifications for condition, design or fitness for use of all or any of the Collateral, any insolvency, bankruptcy, reorganization or other proceeding against the Company or any other Obligor or any other Person or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention and agreement of the parties hereto, and the basis of the bargain, that the amounts evidenced by the Note and other amounts payable by Purchaser and/or Stockholder under this Agreement and the other Settlement Documents shall continue to be payable (and shall be payable) in all events in the manner and at the times provided herein. To the extent permitted by applicable law, Purchaser and Stockholder hereby waive any and all rights which either may now


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


have or which at any time hereafter may be conferred upon either of them by statute or otherwise, to terminate, cancel, quit or surrender this Agreement. Each payment made by the Purchaser and/or Stockholder hereunder and the under the other Settlement Documents shall be final and Purchaser and/or Stockholder shall not seek to recover all or any part of such payment (except for any excess payment made in error) from Bank, or any holder or former holder of the Loan Documents for any reason whatsoever.


    Without limiting the generality of the foregoing, Purchaser and Stockholder covenant that each will remain obligated under this Agreement and the other Settlement Documents in accordance with its and their terms, and will not take any action to terminate, rescind or avoid this Agreement and the other Settlement Documents for any reason, notwithstanding any insolvency, bankruptcy reorganization or other proceeding affecting the Company or any other Obligor, or any property of the Company or any other Obligor or any action which may be taken by any receiver, trustee or liquidator (or other similar official) or by any court.


0.1. OBLIGATIONS AND AGREEMENTS OF PURCHASER AND/OR STOCKHOLDER. Purchaser and/or Stockholder, as applicable, as set forth in Section 2.3(b), above absolutely and unconditionally agree and Bank consents as follows:


     (i) To loan to the Purchaser not less than the sum of $125,000 per week, starting not later than the last business day of the week in which this Agreement is executed until the total sum of $1,000,000.00 has been placed into the Purchaser's account with the Bank (the "Subordinate Loan"), said monies to be utilized by the Purchaser solely for the enhancement of inventory for sale and for legitimate working capital needs of the Purchaser.



     (ii) The Bank consents to Stockholder receiving as collateral security for the Subordinate Loan a lien upon the Collateral (but upon no other assets of the Company or any other Obligor), provided that said security interest and Subordinate Loan shall be subject and subordinated in all respects and in all events to the security interest of the Bank (which secures the repayment of the Note, the Revolving Loan and the other obligations of the Obligors under the Loan Documents) and the Bank's right to payment of the Note, the Revolving Loan and other obligations of the Obligors under the Loan Documents; Stockholder agrees that it shall not receive repayment of any Subordinate Loan or interest thereon and shall not have the ability to exercise any remedies which it may have against the Company, Purchaser and/or Stockholder or any other Obligor pursuant to the Subordinate Loan unless and until the Note has been paid in full on the Maturity Date. The Stockholder shall execute a



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

           subordination agreement in the form of Exhibit B hereto. The Stockholder hereby appoints the Bank its attorney-in-fact with full power and authority to discharge any financing statements or other recordings upon the default by the Purchaser and/or Stockholder hereunder. The power of attorney provided hereby is coupled with an interest and is irrevocable prior to the full and final payment by the Purchaser and/or Stockholder of all amounts required by this Agreement.


     (iii) To pay monthly rent to the Calligaro Guarantor as owner of the Premises located at 359 Newark Pompton Turnpike, Wayne, New Jersey through February 28, 1999, pursuant to documents reasonably acceptable in form to the Bank. By executing this Agreement, the Calligaro Guarantor directs that an amount equal to the amount of principal, interest tax escrows and other amounts payable under the Revised Real Estate Note and the other Real Estate Loan Documents shall be made directly by the Purchaser to the Bank and the Bank shall apply such monthly payment against amounts due and owing under the Revised Real Estate Note and other Real Estate Loan Documents. As to the monthly payment due under the Revised Real Estate Note due for July, 1998, such payment shall be made by no later than August 5, 1998; the monthly payment due under the Revised Real Estate Note for August, 1998 shall be made not later than August 15, 1998; and all payments thereafter under the Revised Real Estate Note shall be made at the time so required by such note.


     (iv) Provided Purchaser and Stockholder fully and timely perform their respective obligations hereunder and under the Settlement Documents, the Purchaser is authorized to use the proceeds of accounts receivable for the working capital purposes of the Purchaser and not for any other purpose. To the extent after the Closing Date, the Bank receives proceeds of Collateral, it shall permit Purchaser to use such proceeds for working capital purposes, subject to the proviso in the prior sentence of this clause (iv).


     (v) Under no circumstances shall Purchaser and/or Stockholder have any claim against the Rickert Guarantor, the Doug Guarantor, the Calligaro Guarantor and/or the Cal Guarantor or any of their assets.


     (vi) In the event that Purchaser and/or Stockholder default in any of their respective obligations under this Agreement or any Settlement


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


           Document, the Bank shall retain the Initial Payment and the Purchaser shall deliver immediate possession of the Collateral (free and clear of any lien of the Stockholder) to the Bank and the Bank shall have the right to exercise all other remedies against Purchaser, Stockholder and the Obligors, at law or equity, pursuant to this Agreement, any Settlement Document or any Loan Document.


     (vii) At all times amounts outstanding under the Note shall not exceed seventy-five percent (75%) of Eligible Accounts Receivable of Purchaser plus forty percent (40%) of Eligible Inventory plus cash on hand. Purchaser agrees: (i) to provide the Bank with a daily report (in form acceptable to the Bank) of all cash received and payments made as permitted by the Budget (together with details as to checks written ); (ii) to provide the Bank a completed Borrowing Base Certificate at least once each week and such other information as the Bank requests; and (iii) to permit periodic field exams (at the Purchaser's expense) at such times as the Bank deems reasonably necessary.

0.1.   CLOSING DATE. On the Closing Date:



        a. The Bank shall concurrently with receipt of the Initial Payment and all other items and amounts required hereby or deemed reasonably necessary by the Bank:

           (i) sell, assign, convey and transfer to Purchaser, without recourse and without representations, warranties or covenants of any kind, all right, title and interest (if any) in and to the Collateral; and

           (ii) deliver to Purchaser a bill of sale in the form attached hereto as Attachment I.


        (b) The Purchaser and/or the Stockholder shall concurrently with receipt of the Collateral and all other items expressly required hereby:



           (i)  pay to Bank in immediately available funds the Initial Payment;


           (ii) execute the Note and the other Settlement Documents; and

           (iii) provide an opinion of counsel of Purchaser and Stockholder dated as of the Closing Date as to matters reasonably required by the Bank including, without limitation, as to due organization, corporate status, authority to enter into this Agreement and all other Settlement

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



                Documents and the valid, binding and enforceable effect of this Agreement and all Settlement Documents.


        (c) The Company and the Purchaser shall execute such UCC-3 Financing Statements as the Bank may request to reflect the continued validity of the Bank's lien on the Collateral.


0.1. CLOSING EXPENSES. Whether or not the transactions contemplated hereunder are completed, each party shall be responsible for the payment of its own closing costs and expenses in negotiating and carrying out its obligations under this Agreement, including, without limitation, the costs of its counsel, all other costs and expenses of such party relating to this Agreement and the documents related thereto.

0.2. CONSENT OF OBLIGORS. The Obligors agree that, subject to the terms hereof, the Bank may take possession of the Collateral pursuant to N.J.S.A. 12A:9-503 of the Code and, upon receipt by the Bank of the Initial Payment and upon payment in full of the Note, such amounts shall be credited against the outstanding principal amount of the Revolving Note. The Obligors, the Purchaser and the Stockholder agree that, notwithstanding anything in N.J.S.A. 12A-9-504 to the contrary, the security interest of the Bank in the Collateral granted by the Company shall continue in full force and effect upon the sale of the Collateral to the Purchaser as collateral security for all obligations of the Obligors to the Bank under the Loan Agreement and the other Loan Documents. The Obligors shall continue to be fully liable for the remaining outstanding principal amount of the Revolving Note and all other obligations under the Loan Documents.



                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
                                   STOCKHOLDER





                  The Purchaser and Stockholder make the following
            representations and warranties for the benefit of Bank, each of which is true and correct as of the date hereof and on the Closing
            Date:


            1. 1.1. ORGANIZATION, EXISTENCE, ETC. Each of the Purchaser and Stockholder is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of Purchaser or Stockholder to perform its obligations hereunder.


1.2. AUTHORITY AND ENFORCEABILITY, ETC. Each of the Purchaser and Stockholder has the power and authority to execute, deliver and perform this Agreement, and related documents to which it is a party and has taken all necessary action to authorize such execution, delivery

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


      and performance. The Purchaser's and Stockholder's execution of this Agreement and its performance of its obligations hereunder are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by the Bank, this Agreement and all obligations of the Purchaser and Stockholder hereunder are the legal, valid and binding obligations of the Purchaser and/or Stockholder, as applicable, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

1.3. CONFLICT WITH EXISTING LAWS OR CONTRACTS. The execution and delivery of this Agreement, and all related documents and the performance of its obligations hereunder and thereunder by Purchaser and Stockholder do not conflict with any provision of any law or regulation to which Purchaser and/or Stockholder are subject to, or conflict with or result in any breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser and/or Stockholder is a party or by which Purchaser and/or Stockholder is bound or any order or decree applicable to Purchaser and/or Stockholder and will not result in the creation or imposition of any lien on any of Purchaser's or Stockholder's respective assets or property which would materially and adversely affect the ability of Purchaser or Stockholder to perform its obligations under this Agreement; and Purchaser and Stockholder has obtained all consents, approvals, authorizations, or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Purchaser and Stockholder of this Agreement and any other agreement contemplated hereby.

1.4. LEGAL ACTION AGAINST PURCHASER/STOCKHOLDER. There are no judgments, orders or decrees of any kind against Purchaser and/or Stockholder unpaid or unsatisfied of record nor any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse affect on the ability of the Purchaser and/or Stockholder to perform its obligations under this Agreement.

1.5. BANKRUPTCY OR DEBT OF PURCHASER/STOCKHOLDER; FINANCIAL CONDITION. Neither Purchaser nor Stockholder has filed any petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency nor has any petition been filed against Purchaser and/or Stockholder. Neither the Purchaser, Stockholder, nor any general partner, limited partner, shareholder or joint venturer in the Purchaser or Stockholder is involved in any financial difficulties which would impair or prevent a closing pursuant to this Agreement on the Closing Date.

1.6. DECISION TO PURCHASE. Each of the Purchaser and Stockholder are sophisticated investors



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

      and its offer and decision to purchase the Collateral are based upon its own independent expert evaluations of the Collateral and other materials deemed relevant by Purchaser and its agents. Neither Purchaser nor Stockholder has relied in entering into this Agreement upon any oral or written information from Bank or any of its employees, affiliates, agents or representatives, other than the express representations and warranties of Bank contained herein. Purchaser and Stockholder further acknowledge that no employee or representative of Bank has been authorized, and that Purchaser and/or Stockholder have not relied upon, any statements or representations other than those specifically contained in this Agreement. Purchaser and Stockholder acknowledge that each has had an opportunity to conduct due diligence regarding the Collateral and the business and affairs of the Company. Purchaser and Stockholder hereby waive any right or cause of action it might now or in the future have against the Bank, as a result of the purchase of the Collateral. Each of the Purchaser and Stockholder have had the opportunity to conduct all due diligence it deemed necessary as to the Collateral and the business and affairs of the Company and the Purchaser and Stockholder have no recourse against Bank for any misstatements or omissions that may have been made by Company or on behalf of any Company .


1.7. PURCHASER A SOPHISTICATED INVESTOR. Purchaser has such knowledge and experience in financial and business matters, relating to the ownership and collection of the Collateral, that it is capable of evaluating the merits and risks of prospective investment in Collateral. Purchaser acknowledges that the Collateral may have limited or no liquidity and it has the financial capability to hold the Collateral for an indefinite period of time and to bear the economic risks of, including a complete loss of its investment in, the purchase and acquisition of the Collateral.

1.8. NO COLLUSION WITH OBLIGORS. Neither the Purchaser nor Stockholder represents, directly or indirectly, any Obligor and neither is affiliated or related, directly or indirectly, to any Obligor.

1.9. BROKERS. If a broker was involved in this transaction, the Purchaser, and Stockholder and the Obligors represent and warrant that the Purchaser, the Stockholder and/or the Obligors are solely responsible for any fees due to any broker retained by any of them arising out of this transaction. Each of the Purchaser, Stockholder and the Obligors jointly and severally hereby indemnify the Bank from any and all fees, commissions, charges, costs and expenses of any broker retained by any of them or other similar party. The provisions hereof shall survive the Closing Date and the termination of this Agreement. On the Closing Date, the Bank shall be provided with evidence satisfactory to it as to full payment of all commissions and expenses of any broker.



                                   ARTICLE IV
                             REPRESENTATIONS OF BANK

        BANK MAKES THE FOLLOWING REPRESENTATIONS AND WARRANTIES, EACH OF
         WHICH IS TRUE AND CORRECT AS OF THE DATE HEREOF:

ORGANIZATION, EXISTENCE, ETC. The Bank is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or Organization.


                  Authority and enforceability, etc. the Bank has the power and authority to execute, deliver and perform this Agreement, including, but not limited to, the corporate power and authority to deliver to Purchaser, as of the Closing Date, the Collateral, and related documents to which it is a party and has taken all necessary corporate action to authorize such execution, delivery and performance. the Bank's execution of this Agreement and its performance of its obligations hereunder are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement and all obligations of the Bank hereunder are the legal, valid and binding obligations of Bank, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING



            3.3.1 CONDITIONS PRECEDENT TO CLOSING. the respective obligations of the Purchaser, Stockholder and the Bank to complete the purchase and sale of the Collateral pursuant to this Agreement are subject to the fulfillment on or prior to Closing Date of each of the following additional conditions to be fulfilled by the other, unless the same is specifically waived in writing by the party for whose benefit the same is to be fulfilled:


5.0.1.PERFORMANCE OF COVENANTS. Purchaser, Stockholder and Bank shall have performed all of their respective covenants and agreements contained herein which are required to be performed by each on or prior to the Closing Date.


5.0.2.REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser, Stockholder and Bank set forth in this Agreement shall be true in all material respects at and as of the Closing Date.


5.0.3. GOVERNMENTAL APPROVALS. All requisite federal, state and local governmental and regulatory approvals relating to the transactions contemplated hereby, if any, shall have been obtained. Without limitation, the Company shall provide evidence reasonably satisfactory to the Bank that (i) the transactions contemplated hereby may proceed without violation of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 ET SEQ. ("ISRA") and (ii) all clearances of the New Jersey Division of Taxation have been obtained.


5.0.4.OTHER APPROVALS. Purchaser and Stockholder shall provide certified copies of appropriate resolutions, directions and consents approving the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby together with such other certificates of incumbency and other evidences of authority as the Bank or its counsel may reasonably require together with the opinion of Purchaser's and Stockholder's counsel described in Section 2.5(b) (ii) hereof.





                                   ARTICLE VI
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
                       INDEMNIFICATION AND OTHER REMEDIES



1.1.1. SURVIVAL. Each and every representation, warranty and covenant in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date with the exception of Indemnification Covenants described in
    Section 6.2 which shall survive for a period of six (6) years after the arising of a Claim.


1.2. PURCHASER'S AND STOCKHOLDER'S INDEMNIFICATION COVENANTS. Purchaser and Stockholder and their respective successors and assigns shall indemnify, save and keep Bank, and any parent, subsidiary, participant and affiliate of Bank, and their successors and assigns harmless against any and all liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorney's fees and expert witness fees, sustained or incurred by Bank, its parents, subsidiaries, participants or affiliates or their successors and assigns as a result of or arising out of or by virtue of:


           (a) the inaccuracy of any representation or warranty made by Purchaser or Stockholder to Bank herein; or


           (b) a breach by Purchaser or Stockholder of any of the covenants of this Agreement to be performed by it; or


           (c) any and all liabilities arising out of any claim based upon the tortious or unlawful acts or omissions of Purchaser in regard to any Collateral arising on or after the date hereof; or


           (d) any and all liabilities arising out of any Claim made by any Obligor against Bank with respect to the Collateral arising on or after the date hereof.

         The Bank may defend any such Claim, cause of action or demand brought or asserted against it arising out of any of the foregoing set forth in subparagraphs (a)-(d) of this Section at the expense of the Purchaser and Stockholder, with counsel designated by the Bank and to the exclusion of the Purchaser and Stockholder. Alternatively, the Bank may call upon the Purchaser and Stockholder to defend any such action at the Purchaser's and Stockholder's sole cost and expense. The Bank may, in the Bank's sole and exclusive discretion, adjust, settle, or compromise any such Claim, cause of action, or demand made upon the Bank, and the Purchaser and Stockholder shall indemnify the Bank for any such amounts or adjusted, settled or compromised, as well as all costs and expenses (including attorneys' fees) incurred in connection herewith. The Purchaser and Stockholder acknowledge and agree that their liability and obligations hereunder are unconditional, unlimited and shall continue in full force and effect until specifically terminated in writing by a duly authorized officer of the Bank.

                                   ARTICLE VII
                                 BANK'S REMEDIES


1.1.1. BREACH AFTER TIME OF CLOSING. If for any reason the Purchaser and/or Stockholder after the Closing Date, breaches this Agreement, including without limitation, by reason of its failure to make payments due under the Note or make any payment or loan required hereunder, the Bank shall be entitled to retain the entire amount of the Purchaser's Initial Payment as liquidated damages without prejudice to the Bank's other remedies for such breach or failure, including, without limitation, any and all other rights, remedies and other relief available to the Bank in this Agreement or any other Settlement Document or at law or in equity.


                                  ARTICLE VIII
                          ALLOCATION OF PURCHASE PRICE

2.2.1. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as determined by the Purchaser and Bank on or before the Closing Date. If the Purchaser and the Bank cannot so agree, such allocation shall be made by the Purchaser's independent public accountants, which determination shall be final and such allocation shall be used by the parties for all purposes.



                                   ARTICLE IX
                              ENVIRONMENTAL MATTERS



3.3.1. ASSUMPTION AND RELEASE - Purchaser, Stockholder and the Obligors hereby jointly and severally, assume responsibility for, releases, and each indemnifies, holds harmless and discharges the Bank, and any parent, subsidiary, participant and affiliate of the Bank, and its successors and assigns, from any and all claims, requirements to take corrective action, remediation costs, civil liabilities or liabilities imposed by any governmental entity, arising from any Environmental Condition associated with the Collateral or the transaction contemplated hereby. For the purpose of this paragraph, the term "Environmental Condition" refers to any condition involving Regulated Substances with respect to surface or subsurface soil, ambient air, surface waters, groundwaters, leachate, run-off, stream or other sediments or similar environmental medium, which condition requires remedial or corrective action or compliance with permit requirements, standards, rules, regulations, ordinances or other laws, as required, interpreted or applied by any governmental entity. For the purpose of this paragraph, the term "Regulated Substance" refers to (a) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. 2011 ET SEQ., as amended, (b) any asbestos in friable form, and (c) any pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant as defined or listed in or pursuant to ISRA, the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 ET SEQ.), as amended ("Spill Act"), the Solid Waste Management Act (N.J.S.A. 13:1E-1 ET SEQ.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), as amended, ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 ET SEQ.), as amended ("CERCLA"), the Water Pollution Control Act (N.J.S.A. 58:10A-1, ET SEQ.), as amended, the Air Pollution Control Act (N.J.S.A. 26:2C-1 ET SEQ.), as amended, or any other similar local, state or federal environmental law.


3.2. COVENANT - In the event that any law, regulation, standard, rule, permit requirement, ordinance or other law or requirement imposes upon the Purchaser, Stockholder or any Obligor or the real property underlying the Collateral an obligation to undertake remedial or corrective action with respect to the real property or to comply with said law, regulation, standard, rule, permit requirement, ordinance or other law or requirement, Purchaser, Stockholder and the Obligors convenant and agree to undertake, address and remediate any and all environmental condition(s) associated with said obligation. Purchaser, Stockholder and Obligors also jointly and severally agree to indemnify, release, and hold harmless the Bank, and any parent, subsidiary, participant and affiliate of the Bank, and its successors and assigns, from any and all liabilities and/or costs associated with said obligation.


3.3. WAIVER - Purchaser and Stockholder waive any right, if any, to void this Agreement under ISRA or otherwise as a result of any violation of or failure to comply with ISRA by the Company or the Bank.

3.4. SURVIVAL - The Provisions of this Article IX shall survive the payment in full of the Note.

                                    ARTICLE X
                                     NOTICES


4.4.1 NOTICES. Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally, (c) when transmitted, if sent by facsimile or if a confirmation of transmission is produced bythe sending machine, or (d) when delivered, if sent by overnight mail or overnight courier, in such case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice).


                    A.      If to Bank at:
                            Summit Bank
                            750 Walnut Avenue
                            Cranford, New Jersey 07016
                            Attn:  Frederick Scogno, Vice President
                            Fax No. (609) 486-4129
                            Telephone No. (609) 486-4123

                            With a copy (which shall not constitute notice) to:
                            Riker, Danzig, Scherer, Hyland & Perretti LLP Headquarters Plaza
                            Morristown, New Jersey 0960
                            Attn: Dennis O' Grady, Esq.
                            Fax No. (973) 538-1984
                            Telephone No. (973) 538-0800


                    B.      If to Purchaser at:

                            Ben Rickert Corp.
                            509 Madison Avenue, Suite 804
                            New York, New York 10022
                            Fax No. (212) 317-0713
                            Telephone No. (212) 317-0712

                            With a copy (which shall not constitute notice) to:

                            Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP 101 East 52nd Street
                            New York, New York 10022
                            Attn: Jay M. Kaplowitz, Esq.
                            Fax No. (212) 752-9713
                            Telephone No. (212) 752-9700

                    A.     If to the Company at:Ben Rickert, Inc.

                            359 Newark Pompton Turnpike
                            Wayne, New Jersey 07470
                            Fax No. (973) 628-7938
                            Telephone No. (973) 628-0200

                       If to the Guarantor:

                            Estate of Ben Rickert
                            c/o Ben Rickert, Inc.
                            359 Newark Pompton Turnpike
                            Wayne, New Jersey 07470
                            Fax No. (973) 628-7938
                            Telephone No. (973) 628-0200

                      With a copy (which shall not constitute notice) to:


                            Marc P. Press, Esq.
                            Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen 103 Eisenhower Parkway
                            Roseland, NJ  07068
                            Fax No. (973) 228-9250
                            Telephone No. (973) 228-9600


                      If to Guarantors:


                            W. E. (Cal) and Kit E. Calligaro
                            48 Hoot Owl Terrace
                            Kinnelon, New Jersey 07405

                    With a copy to:

                            Steven Z. Jurista, Esq.
                            Wasserman, Jurista & Stolz
                            225 Millburn Avenue
                            Millburn, New Jersey 07041
                            Fax No. (973) 467-8126
                            Telephone No. (973) 467-2700

                    If to Guarantor:

                            Douglas Rickert
                            565 Covington Place
                            Wyckoff, New Jersey 07481

                    With a copy to:

                            Ben H. Becker, Esq.
                            Schwartz, Tobia, Stanziale, Becker,
                                   Rosensweig & Sedita, PA
                            22 Crestmont Road
                            Montclair, NJ  07042
                            Fax No. (973) 746-5849
                            Telephone No. (973) 746-6000


                   If to the Stockholder:

                            Azurel, Ltd.
                            509 Madison Avenue, Suite 804
                            New York, New York 10022
                            Fax No. (212) 317-0713
                            Telephone No. (212) 317-0712

                            With a copy to:
                            Jay M. Kaplowitz, Esq.
                            Gersten, Savage, Kaplowitz, Fredericks
                                and  Curtin, LLP
                            101 East 52nd Street
                            New York, New York 10022
                            Fax No. (212) 752-9713
                            Telephone No. (212) 752-9700


         The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. The failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication within any corporation or firm to the persons designated to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.





         NOTICE OF CLAIM. Bank shall, promptly after Bank's receipt of any notice, communication or other document in respect of any Claim, threatened Claim or litigation against it or relating to the Collateral or this Agreement, deliver such document to the Purchaser and Stockholder.





                                   ARTICLE XI
                                 RELEASE OF BANK


1. RELEASE OF BANK. To the extent that any Obligor may have any offsets, defenses or claims, each Obligor and each of its, his or her successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former (collectively, "Obligor Parties"), jointly and severally, releases, acquits and forever discharges Bank, Bank's subsidiaries, affiliates, parents, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively, with Bank, "Bank Affiliates") of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in contract, tort, law or in equity against Bank and/or Bank Affiliates which the Obligor Parties (or any of them) ever had, now has or which Obligor Parties ever had or now has upon or by reason of any matter, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated and including but not limited to any claim that relates to, in whole or in part, directly or indirectly (i) the making or administration of the credit facilities described in the Loan Document or the transactions described in this Agreement, including, without limitation, such claims and defenses based on fraud, mistake, duress, usury, misrepresentation, or any other claim based on so-called "lender liability theories"; (ii) any covenants, agreements, duties, or obligations set forth in the Loan Documents; (iii) the actions or omissions of any of Bank and/or Bank Affiliate in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity; (iv) lost profits; (v) loss of business opportunity; (vi) increased financing costs; (vi) increased legal or other administrative fees; or
(viii) damages to business reputation.

                                   ARTICLE XII
                   CONSENT OF THE COMPANY, THE GUARANTORS AND
              REAFFIRMATION OF GUARANTIES AND OTHER LOAN DOCUMENTS


2. Each of the Obligors acknowledge its, his or her consent to the terms of this Agreement and confirm that as of the date hereof, they have no defenses, offsets, counterclaims or rights of recoupment against the Bank in connection with the Revolving Note and the other Obligations under the Loan Agreement and the other Loan Documents, the Revised Real Estate Note or any other Real Estate Loan Documents, the Revised Company Guaranty and all amounts outstanding under the Revolving Note or any other Loan Document and the Revised Real Estate Note are owing to the Bank without defense, offset or counterclaim. By executing this Agreement each of the Obligors: agrees that all of their respective obligations to the Bank under all notes, loan agreements, guaranties, mortgages and all other documents continues in full force and effect and are hereby ratified and affirmed; agrees that no Default is waived or relinquished by the Bank; agrees that all notices and rights afforded to each of them by the Code have been adequately provided and agrees that none of the transactions contemplated by this Agreement shall be raised as a defense to any Claims by the Bank against any Obligor; ratifies and affirms all liens and security interests on all of their respective assets which currently are subject to a lien or security interest in favor of the Bank; agrees that the Bank may apply as of the date hereof the $300,000 pledged to the Bank by the Cal Guarantor to the amounts owing by the Company to the Bank in such order as the Bank deems appropriate; agrees that all commitments of the Bank to extend credit to the Company are hereby terminated; and acknowledges that it, he or she has been represented by counsel and has had full opportunity to discuss with such counsel and has entered into this Agreement will full understanding of the terms and conditions and consequences hereof.

         Simultaneously with the execution of this Agreement, the Obligors and the Bank have entered into the Sixth Forbearance Agreement which, among other things, extends the Forbearance Period as provided therein.




                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS


3.3.1.SEVERABILITY. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and shall have full force and effect as if the invalid or unenforceable part had not been included.

3.2. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


3.3. WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

3.4. HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.


3.5. CONSTRUCTION. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun, pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender and references to a particular section, addendum, schedule, or exhibit, shall be deemed to mean the particular section of this Agreement, addendum, schedule or exhibit attached hereto, respectively.


3.6. ASSIGNABILITY. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including schedules hereto, shall be binding upon and shall inure to the benefit of the undersigned parties and their respective heirs, executors, administrators, representatives and assigns. Neither Bank, Purchaser or Stockholder shall assign this Agreement, its offer or any of its rights, powers, duties or obligations thereunder without the prior written consent of the other.


3.7. PRIOR UNDERSTANDINGS; INTEGRATED AGREEMENT. This Agreement supersedes any and all prior discussions and agreements (written or oral) among Bank, Stockholder and Purchaser with respect to the purchase of the Collateral and other matters contained herein, and this Agreement contains the sole, final and complete expression and understanding among Bank, Stockholder and Purchaser with respect to the transactions contemplated herein.


3.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which will constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.


3.9. SURVIVAL. Each and every representation and warranty and covenant hereinabove made by Purchaser, Stockholder and Bank shall survive the Closing and shall not merge into any document executed as part of the Closing but instead shall be independently enforceable except to the extent expressly limited herein.


3.10. GOVERNING LAW; JURISDICTION AND VENUE.


               (a) THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF BANK, PURCHASER AND OBLIGORS HEREUNDER DETERMINED, IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

               (b) For purposes of any suit, action, or proceeding involving this Agreement, Bank, Purchaser, Stockholder and the Obligors hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New Jersey.


               (c) The parties hereto each hereby irrevocably waive any objection that each may now or hereafter have to the laying of venue of any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state court sitting in the State of New Jersey and hereby irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form.


0.1.NO THIRD PARTY BENEFICIARIES. No person, firm or other entity other than the parties hereto which for purposes of this section shall be Bank, Purchaser, Stockholder and the Obligors, shall have any rights or claims under this Agreement. Notwithstanding the foregoing, the Obligors shall have no right to assert as a defense to any of their obligations to the Bank, any failure by the Bank or the Purchaser to perform hereunder.


0.2.TIME OF THE ESSENCE. Time is of the essence of all provisions of this Agreement.


0.3.WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY
    AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. THIS AGREEMENT IS AN INSTRUMENT EXECUTED UNDER SEAL.





ATTEST:                               AZUREL LTD




By:  /s/ Frank DeSimone           By /s/ Gerard Semhon
     ------------------              ------------------
     Name:  Frank DeSimone        Name:   Gerard Semhon
     Title  Secretary             Title:  CEO





                                  SUMMIT BANK



                                  By /s/ F.C. Scogno
                                     ------------------
                                  Name:   F.C. Scogno
                                  Title:  Vice President








ATTEST:                               BEN RICKERT, INC.



By: /s/ Kit E. Calligaro           By: /s/ W. E. Calligaro
    --------------------               -------------------
Name:  Kit E. Calligaro               Name:  W. E. Calligaro
Title: Secretary                      Title: President






ATTEST:                               BEN RICKERT CORP.





By: /s/ Frank DeSimone             By: /s/ Gerard Semhon
    ---------------------              --------------------
Name: Frank DeSimone                   Name:  Gerard Semhon
Title:  Secretary                      Title: CEO





GUARANTORS:

WITNESS:


                                      /s/ Kit E. Calligaro
-----------------------               ----------------------------
                                      Kit E. Calligaro, Individually

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]








WITNESS

                                       /s/ Douglas Rickert
-----------------------               ----------------------------
                                      Douglas Rickert, Individually


                                      /s/ W. E. Calligaro
-----------------------               ----------------------------
                                      W. E. Calligaro, Individually



WITNESS:                              ESTATE OF BEN RICKERT


                                      /s/ Kit E. Calligaro
-----------------------               -------------------------------
                                      Kit E. Calligaro

                                  ATTACHMENT 1


                                  BILL OF SALE



         Summit Bank (the "Bank), for value received and pursuant to the terms and conditions of that certain Agreement of Sale dated July 31, 1998 (the "Agreement") between the Bank, Ben Rickert Corp. (the "Purchaser") and others, does hereby sell, assign, transfer and convey to Purchaser, its heirs, administrators, representatives, successors and assigns, all rights, title and interests of the Bank, as of the date hereof, in, to and under the Collateral described in the Agreement. Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

         THIS BILL OF SALE IS EXECUTED WITHOUT RECOURSE AND WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESSED, IMPLIED OR IMPOSED BY LAW, ALL AS DESCRIBED IN MORE DETAIL IN THE AGREEMENT.

         EXECUTED this 31st day of July, 1998.





                                      SUMMIT BANK:




                                      /s/ F. C. Scogno
                                      -----------------------------

                                      By: F. C. Scogno
                                          -------------------------

                                      Title:  Vice President